Exhibit 10.78

February 16, 2011

Re:	Effect of Retirement on Unvested Equity Awards; Transition Services

Reference is hereby made to the Employment Agreement dated February 6, 2006, as amended by the Amendment dated January 21, 2008 and the Second Amendment dated November 21, 2008 (collectively, the “Employment Agreement”), by and between Neutral Tandem, Inc. (the “Company”) and Rian J. Wren (“I” or “me”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement.

Section 6.3.1 of the Employment Agreement provides that if I notify the Company of the termination of my employment prior to February 12, 2012 (with such termination effective at any time on or after February 6, 2011), then all unvested Equity Awards will vest on the later of the date of the applicable notice or December 1, 2010.

In connection with my voluntary resignation without Good Reason, this letter confirms our agreement that “the date of the applicable notice” within the meaning of Section 6.3.1 of the Employment Agreement is March 31, 2011, and that all unvested Equity will vest in accordance with that section, notwithstanding the last sentence of Section 6.3.1, which requires that I provide the Company with 90 days notice of my decision to leave the Company as its chief executive officer.

This letter also confirms that I will provide reasonable transition services to the Company’s new chief executive officer from April 1, 2011 through December 31, 2011. Examples of the Services include: providing advice on specific transactions, service offerings and making presentations to various regulatory bodies, such as the Federal Communications Commission or a state public utilities commission.

Reference is also made to a grant of restricted stock made to me on November 9, 2010 totaling 125,000 shares (the “2010 Grant”). As of today’s date, all 125,000 shares of the 2010 Grant are unvested. In connection with my voluntary resignation without Good Reason and my agreement to continue serving on the Company’s Board of Directors, this letter confirms that I will forfeit 93,750 of the unvested shares of restricted stock from the 2010 Grant and the remaining 31,250 shares of restricted stock from the 2010 Grant will vest immediately on March 31, 2011 (the “Vested Equity”).

Notwithstanding anything contained in the Company’s Amended and Restated 2007 Equity Incentive Plan or any applicable equity award agreement to the contrary, in the event that I do not provide the Services described in the fourth paragraph of this letter (a) any unsold portion of the Vested Equity shall be immediately forfeited and returned to the Company without additional consideration, and (b) to the extent that I received any profit from the sale of any shares of the Vested Equity in the three months prior to the date of any failure to perform the Services, I will promptly repay to the Company any profit received pursuant to such sale.

Please countersign in the space indicated below to acknowledge the Company’s acceptance of, and agreement to, the foregoing.

Very truly yours,

/s/ Rian J. Wren
Rian J. Wren

Accepted and agreed:

Neutral Tandem, Inc.

By:	/s/ Robert M. Junkroski
	Name:	Robert M. Junkroski
	Title:	Chief Executive Officer